Filed with the Securities and Exchange Commission on August 27, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
THE ST. JOE COMPANY

(Exact Name of Registrant as Specified in its Charter)
Florida	59-0432511
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
130 Richard Jackson Blvd, Suite 200
Panama City Beach, Florida 32407
(Address of principal executive offices, zip code)

THE ST. JOE COMPANY 2025 PERFORMANCE AND EQUITY INCENTIVE PLAN
(Full title of the Plan)

Elizabeth J. Walters
The St. Joe Company
130 Richard Jackson Blvd, Suite 200
Panama City Beach, Florida 32407
(850) 231-6400
(Name and address and telephone number, including area code, of agent for service)

Copy to:
Zachary J. Davis
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, are incorporated by reference herein:

Commission Filing (File No. 1-10466)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2024

Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2025 Quarter Ended June 30, 2025

Current Report on Form 8-K	February 26, 2025 (Item 8.01 Only) April 23, 2025 (Item 8.01 Only) May 14, 2025 July 23, 2025 (Items 5.02 and 8.01 Only)

The description of the Common Stock filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019,together with any subsequent amendment or any report filed for the purpose of updating such description
February 26, 2020

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 607.0831 of the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0851 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections, 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Company’s Restated Articles of Incorporation do not limit the Company’s power to indemnify its directors, officers and other employees to the fullest extent permitted by law. Article VI of the Company’s bylaws provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person who is a party or witness to any proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including reasonable expenses incurred in defending such actions) by reason of the fact that such indemnified person is or was a director, officer or key employee of the Company, or is or was an agent as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or key employee of another corporation, partnership, joint venture, trust or other enterprise.

The Company has also entered into indemnification agreements with each of the members of its board of directors. Under the terms of the indemnification agreements, each director is entitled to the right of indemnification if, by reason of his or her corporate status, he or she is, or is threatened to be made, a party to any threatened, pending or completed proceedings. The Company will indemnify each director against expenses, liability and loss in certain circumstances, including but not limited to judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such proceeding or any claim, issue or matter therein, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company will indemnify each director for all expenses actually and reasonably incurred if he or she is wholly successful on the merits and will indemnify each director for all expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter if he or she is party successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to the Company.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit	Description

4.1	The St. Joe Company 2025 Performance and Equity Incentive Plan (incorporated by reference to Annex A of the Company’s Form DEF14A, filed with the Commission on April 1, 2025).

5.1*	Opinion of King & Spalding LLP, regarding the legality of the common stock being registered.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*	Consent of King & Spalding LLP (included in Exhibit 5.1).

24.1*	Power of Attorney of certain directors and officers of Registrant (set forth on the signature page of this registration statement).

107*	Filing Fee Table.
* Filed herewith.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Panama City Beach, State of Florida, on August 27, 2025.

The St. Joe Company

By:	/s/ Jorge L. Gonzalez
Name: Jorge L. Gonzalez
Title: President, Chief Executive Officer and Chairman of the Board

Each person whose signature appears below hereby constitutes and appoints Jorge L. Gonzalez and Marek Bakun, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments and supplements to this registration statement, including post-effective amendments, and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jorge L. Gonzalez	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 27, 2025
Jorge L. Gonzalez

/s/ Marek Bakun	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 27, 2025
Marek Bakun

/s/ Cesar L. Alvarez	Director	August 27, 2025
Cesar L. Alvarez

/s/ Howard S. Frank	Director	August 27, 2025
Howard S. Frank

/s/ Elizabeth D. Franklin	Director	August 27, 2025
Elizabeth D. Franklin

/s/ Rhea Goff	Director	August 27, 2025
Rhea Goff

/s/ Thomas P. Murphy, Jr.	Director	August 27, 2025
Thomas P. Murphy, Jr.